Form of Important Notice Regarding the Availability of Materials

KAR AUCTION SERVICES, INC.

KAR AUCTION SERVICES, INC.
13085 HAMILTON CROSSING BOULEVARD
CARMEL, INDIANA 46032

E81517-P27155

You are receiving this communication because you hold shares of KAR Auction Services, Inc. ("KAR"). KAR has released materials for your information regarding the separation of its wholly-owned subsidiary, IAA Spinco Inc. ("IAA"). To effect the separation, KAR will distribute all of the shares of IAA common stock on a pro rata basis to KAR stockholders as of the close of business on June 18, 2019. Following the distribution, which KAR expects to occur on June 28, 2019, IAA will be an independent, publicly traded company.

Important information regarding the separation and distribution is now available for your review (we refer to this information as the "Separation Materials"). The Separation Materials consist of the Information Statement prepared by IAA in connection with the separation and distribution, plus any supplements thereto. You may view the Separation Materials online at *www.materialnotice.com* and also may request a paper or e-mail copy (see reverse side). Please make your request for a paper copy on or before June 21, 2019 to facilitate timely delivery.

This notice provides instructions on how to access the Separation Materials for informational purposes only. It is not a form for voting and presents only an overview of the Separation Materials, which contain important information and are available, free of charge, on the Internet or by mail. We encourage you to access and closely review the Separation Materials and continue to view them online to access any new or updated information. KAR stockholders are not required to vote on the separation, and KAR is not soliciting any proxy or consent authority in connection with the separation and distribution. You do not have to take any action to receive the shares of IAA common stock in the distribution.

See the reverse side for instructions on how to access materials.

How to Access the Materials

Materials Available to VIEW or RECEIVE:

INFORMATION STATEMENT

How to View Online:

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) and visit: *www.materialnotice.com.*

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these materials, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.materialnotice.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@materialnotice.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.

E81518-P27155

THIS NOTICE WILL ENABLE YOU TO ACCESS MATERIALS FOR INFORMATIONAL PURPOSES ONLY

E81519-P27155

THIS PAGE WAS INTENTIONALLY LEFT BLANK

E81520-P27155